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Ex. (p)(v)

CODE OF ETHICS AND STATEMENT OF POLICIES

ADOPTED BY

QUANTITATIVE EQUITY STRATEGIES, LLC

I.     STATEMENT OF GENERAL PRINCIPLES

        The success of Quantitative Equity Strategies, LLC (the "Advisor") as a provider of investment research and investment management services depends upon its reputation for excellence and integrity in the investment marketplace. All officers and employees of the Advisor must therefore act in accordance with the highest ethical standards.

        A relationship of trust and confidence exists between the Advisor and its clients. As a result, the interests of the Advisor's clients must always come first. This means that all actions by officers and employees of the Advisor which are detrimental, or potentially detrimental, to the Advisor's clients must be avoided. While this principle extends to a broad range of actions and practices, it is of particular relevance to all decisions relating to the personal investment activities of all officers and employees of the Advisor since such activities may involve potential conflicts of interest. In order to fulfill their duties, officers and employees of the Advisor must conduct their personal securities transactions in a manner which does not operate adversely to the interests of the Advisor's clients and must otherwise avoid serving their own personal interests ahead of such clients.

        In order to ensure that officers and employees of the Advisor comply with their fiduciary duties and other standards imposed by federal securities law upon their personal investment activities, the Advisor has adopted this Code of Ethics and Statement of Policies (the "Code"). The Code includes specific provisions with which all officers, employees, and "Covered" persons must comply. However, compliance with these technical provisions alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of the individual's responsibilities. All officers and employees are expected to abide by the spirit of the Code and the principles articulated herein.

        In the course of fulfilling the responsibilities of their position, officers, and employees of the Advisor may routinely deal with issuers of securities, broker/dealers and business associates of the Advisor and its clients. Such relationships can result in the individual being offered or given unusual investment opportunities, perquisites, or gifts from persons doing or seeking business with the Advisor or its clients. All such offers and gifts which are more than de minimis in value (see Section iii.(c) of the Code) should be declined or returned in order to prevent a situation which might compromise or appear to compromise an officer's or employee's exercise of independent and objective judgment on behalf of the Advisor's clients.

        This Code establishes policies and procedures which govern certain types of personal securities transaction by individuals deemed "Access Persons" of the Advisor. In addition, the Code establishes policies and procedures applicable to all officers and employees of the Advisor which have been designed to detect and prevent the misuse of material, nonpublic information in securities transactions and to provide guidance in other legal and regulatory matters. Compliance with the Code is a condition of employment and willful or repeated violation of its provisions may be cause for termination of employment.

II.    DEFINITIONS

  (a)
  "Access Person" means (i) any officer of the Advisor; (ii) any employee of the Advisor (or of any company in a Control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Advisor's recommendations for the purchase or sale of securities by a client, or whose functions relate to the making of recommendations with respect to such purchases or sales; and (iii) any natural person in a Control relationship to the Advisor who obtains information concerning recommendations made, with regard to the purchase or sale of any security. [The Advisor's current Access Persons are listed on Appendix B attached hereto and are updated as necessary.]

  (b)
  "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. Application of this definition is explained in more detail in Appendix A attached hereto.

  (c)
  "Investment Research Personnel" shall mean those Access Persons employed by THE ADVISOR as research managers and research analysts and all support employees reporting directly to such persons

  (d)
  "Security" shall have the same meaning as that set forth in Section 202(a)(18) of the Investment Advisors Act of 1940 (generally, all securities) excepting securities issued or guaranteed as to principal or interest by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities which are "government securities" within the meaning of section 2(a)(16) of the Investment Company Act of 1940), banker's acceptances, bank certificates of deposit, commercial paper and other money market instruments and shares of registered open-end investment companies.

  (e)
  "Purchase or sale of a Security", or phrases of similar import, shall include, among other things, the purchase, writing or sale of an option to purchase or sell that Security, the purchase or sale of any derivative Security whose value is derived from that Security, and the purchase or sale of any other Security which has a substantial economic relationship to that Security being recommended for purchase or sale by a client (e.g., a Security issued by a partnership which has a substantial portion of its assets invested in the Security being recommended for purchase or sale).

  (f)
  A Security is "being considered for purchase or sale" when (i) investment personnel are seriously considering recommending the purchase or sale of a Security to a client; or (ii) when they have made and communicated a recommendation or entered an order, for purchase or sell of a Security, to or on behalf of a client; or (iii) with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

  (g)
  "Control", which shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

  (h)
  "Chief Compliance Officer" shall mean the employee of the Advisor designated by appointment of the Owner of the Advisor to receive reports and take certain actions as provided in this Code of Ethics and Statement of Policies.

        Any officer or employee of the Advisor who has any questions regarding these definitions should consult with the Advisor's Chief Compliance Officer.

III.  PROHIBITIONS

NOTE: Subject to a final decision by the Advisor management after having reviewed all of the facts and circumstances relevant to the particular transaction, individuals covered by the following prohibitions may be required to disgorge all or a portion of any profits gained or losses avoided as a result of participating in any of the prohibited personal securities transactions discussed below. See Section VII. SANCTIONS of the Code for a more detailed discussion of this matter.

Prohibitions Applicable To All Access Persons

  (a)
  No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

  (1)
  is being recommended for purchase or sale to a client; or

  (2)
  is being considered as a purchase or sale recommendation to a client.

    Although explained more fully in the definition of "being considered for purchase or sale" in Section II. of the Code, it bears emphasis here that included for purposes of this prohibition is any personal securities transaction involving a derivative Security or other Security which has a substantial economic relationship to the Security being considered for a purchase or sale recommendation.

  (b)
  All Access Persons are prohibited from the purchase or sale of Securities without prior approval from the Chief Compliance Officer, unless such purchase or sale is an exempted transaction as defined in Sections IV. (a) through (e) of the Code. Such approval will normally be granted in writing (see Appendix C). In circumstances that require approval of the transaction to be granted verbally, the Chief Compliance Officer shall document for the Advisor's records all information pertinent to the approved purchase or sale. Any approval for a personal securities transaction will be effective for 3 business days following the date of approval (unless otherwise specified in the written approval). Any transaction not completed within the 3 day (or other specified) time period will require re-approval by the Chief Compliance Officer prior to engaging in any further purchases or sales.

    When requesting approval for a personal securities transaction, all Access Persons should be careful to identify for the Chief Compliance Officer any factors potentially relevant to a conflict of interest. This is especially true when an Access Person requests approval to purchase or sell a Security with a complicated investment structure, since the Security may be substantially economically related to a separate Security which is being recommended for purchase or sale. For example, if an Access Person is requesting approval to purchase or sell a partnership Security whose assets consist entirely, or to a significant degree, of other investment Securities, such investment Securities should be identified concurrent with requesting approval for the transaction.

    Because the Chief Compliance Officer may not pre-clear a personal securities transaction in which he or she has a beneficial interest, the Chief Compliance Officer shall request approval for his or her personal securities transactions from The Advisor's Chief Investment Officer.

  (c)
  All Access Persons are prohibited from receiving on an annual basis any gifts or other things of value from any person or entity that does business with or on behalf of the Advisors or its clients which in total could reasonably be valued above $100. However, this policy does not apply to customary business meals or entertainment, or promotional item (e.g., pens, mugs, caps, T-shirts, etc.) which are consistent with customary business practices in the industry.

  (d)
  All Access Persons must immediately notify the Chief Compliance Officer in writing upon becoming a member of a board of directors of a publicly traded company. As a condition of being given approval to engage in any personal securities transaction involving the securities of such company(s), the Access Person will be required to obtain documented approval to trade from the public company's management, in light of their procedures designed to prevent the misuse of material, nonpublic information by company insiders (For a description of each officer's and employee's responsibilities in the event that they come into the possession of material, nonpublic information, see Section VIII. of the Code). Not withstanding this provision, those Access Persons that are also Investment Research Personnel are generally prohibited from serving on the board of directors of publicly traded companies (see Section III. (h) of the Code).

Prohibitions Applicable Only To Investment Research Personnel

  (e)
  When recommending a Security for purchase or sale, Investment Research Personnel are required to provide written disclosure, if applicable, of any ownership/Security position they have in the issuer, or any present or proposed business relationship between such issuer and such person, to the Chief Compliance Officer The Investment Research Personnel's holding/relationship will then be reviewed to determine whether it presents a conflict of interest that should be addressed (e.g., requiring such person to sell their holdings in the Security) prior to the Advisor recommending the purchase or sale to a client.

  (f)
  All Investment Research Personnel are prohibited from acquiring any Security in an initial public offering without prior written approval.

  (g)
  All Investment Research Personnel are prohibited from acquiring any Security in a private placement without prior written approval. Request for such approval should be made via a memorandum directed to the Chief Compliance Officer. Private placements for which the Chief Compliance Officer is seeking approval will be reviewed by the Chief Investment Officer. The memo shall state the name of the company, the number of shares/units being offered and the offering price per share/unit, a description of the company's history and operations, and a discussion of whether the company's current business plan anticipates a future initial public offering of its Securities. Subsequent to Investment Research Personnel obtaining shares/units of a company in a private placement, the company may issue and have outstanding publicly traded Securities. If in the course of performing their job responsibilities any Investment Research Personnel who acquired shares/units in a private transaction becomes involved in the recommendation of a purchase or sale in the issuer to a client, they will disclose the existence of their personal ownership in the company to the Chief Compliance Officer. The Advisor will then excuse such employee from the investment recommendation process for the Security.

  (h)
  All Investment Research Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Advisor's management that the board service would be consistent with the interests of its clients. In instances where the Advisor's management determines that board service for a company is merited, such Investment Research Personnel will be subject to the same restrictions that are imposed on all other Access Persons with respect to their personal securities transactions which involve Securities of the company for which they are a director, as described in Section III.(d) of the Code.

  (i)
  All Investment Research Personnel must make disclosure with respect to any family member(s) employed in the securities business who might be in a position to benefit as a result of the recommendations made by the Advisor to its clients. It is prohibited for Investment Research Personnel to influence the allocation of brokerage for direct or indirect personal or familial benefit. However, such disclosure shall not be deemed evidence that any benefit has been conferred, directly or indirectly, by Investment Research Personnel on such family member(s).

  (j)
  All Investment Research Personnel are prohibited from purchasing or selling any Security (or equivalent Security) within at least 3 calendar days before or after a recommendation for purchase or sale has been made to a client.

IV.    EXEMPTED TRANSACTIONS

The prohibitions of Section III. of the code shall not apply to:

  (a)
  purchases or sales affected in any account over which the Access Person has no indirect influence or control;

  (b)
  purchases or sales which are non-volitional on the part of the Access Person, such as Securities acquired as a result of a spin-off of an entity from a company whose Securities are owned by an Access Person, or the involuntary sale of Securities due to a merger or as the result of a company exercising a call provision on its outstanding debt;

  (c)
  purchases which are part of an automatic dividend reinvestment plan;

  (d)
  purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

  (e)
  any Securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater that $5 billion.

V.     REPORTING

  (a)
  Within thirty (30) days of the Advisor's adoption of the Code or their commencement of employment with the Advisor (or if not an employee, of their otherwise becoming an Access person to the Advisor), all Access Persons shall complete an Outside Interest Form (attached as Appendix D) disclosing in writing all of their Security holdings in which they have any direct or indirect beneficial Ownership, and thereafter on an annual basis.

  (b)
  Whether or not one of the exemptions listed in Section IV. of the Code applies, each Access Person shall file with the Chief Compliance Officer a written report (see Appendix E) containing the information described in Section V.(c) of the Code with respect to each transaction in any Security in which such Access Person by reason of such transaction acquires or disposes of any direct or indirect Beneficial Ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to any transaction effected for any account over which he or she does not have any direct or indirect influence or control. Each such report may contain a statement that the report shall not be construed as an admission by the Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

  (c)
  Such report shall be made no later than 10 days after the end of the calendar quarter in which the transaction was effected, and shall contain the following information:

  (1)
  the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

  (2)
  the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

  (3)
  the price at which the transaction was effected; and

  (4)
  the name of the broker, dealer or bank with or through whom the transaction was effected.

    For any report concerning a purchase or sale in which the Access Person relied upon one of the exemptions provided in Section IV. of the Code, the Access Person will provide a brief statement of the exemption relied upon and the circumstances of the transaction if requested by the Chief Compliance Officer.

  (d)
  The reporting requirements of Sections V. (b) and (c) of the Code may be satisfied if periodic confirmations and statements for each Access Person's Securities accounts are delivered to the Chief Compliance Officer. Confirmations of Security transactions and/or Security account statements received by the Chief Compliance Officer will be distributed quarterly to Access Persons for their review to ensure that such confirmations and statements include all security transactions required to be reported under this Code.

  (e)
  An Access Person will be deemed to have participated in, and must report under this Code, any Securities transactions participated in by:

  (1)
  The person's spouse;

  (2)
  The person's minor children;

  (3)
  Any other relatives sharing the person's household;

  (4)
  A trust in which the person has a beneficial interest, unless such person has no direct or indirect control over the trust;

  (5)
  A trust as to which the person is a trustee;

  (6)
  A revocable trust as to which the person is a settler; or

  (7)
  A partnership of which the person is a partner (including most investment clubs) unless the person has no direct or indirect control over the partnership.

VI.   REVIEW

        The Chief Compliance Officer shall review or supervise the review of the personal securities transactions reported pursuant to Section V. of the Code. As part of that review, each such reported personal securities transaction shall be compared against the recommendations made to clients to determine whether a violation of Section III. of the Code may have occurred. If the Chief Compliance Officer determines that a violation may have occurred, he or she shall promptly submit the pertinent information regarding the transaction to the Advisor's Owner, who shall evaluate whether a violation of the Code has occurred, taking into account all the exemptions provided under Section IV. of the Code, and if so, whether such violation is material. The Advisor will consider all relevant facts and circumstances surrounding the transaction prior to making its determination. In addition, before making any determination that a material violation has occurred, the Advisor management shall give the person involved an opportunity to supply additional information regarding the transaction in question. If upon the conclusion of its review the Advisor management is uncertain as to whether a material violation of the Code has occurred, or if the Access Person disagrees with the determination made by the Advisor management, the matter will be submitted to outside counsel for its review.

VII. SANCTIONS

        If a final determination is made that a material violation of this Code has occurred, the Advisor's Owner may require the Access Person to disgorge to a charitable organization, all or a portion of the profits gained or losses avoided as a result of the prohibited transaction and such further action and sanctions as said Owner deems appropriate, which sanctions may in the Owner's discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Access Person. The Chief Compliance Officer shall provide a written documentation of management's determination to be maintained in the files of the Advisor.

VIII. PROCEDURES FOR PREVENTING THE TRADING ON MATERIAL, NONPUBLIC INFORMATION

        (a)   In addition to the prohibitions set forth in Section 111. of the Code which are applicable only to Access Persons of the Advisor, the Advisor forbids any officer or employee (including spouses, minor children and adults living in the same household as the officer or employee), either personally or on behalf of others from trading on material, nonpublic information or communication of material, nonpublic information to others in violation of the securities laws. This conduct is frequently referred to as "insider trading." The Advisor's policy against insider trading applies to every officer and employee and extends to activities within and outside their duties at the Advisor. Any questions regarding the Advisor's policies and procedures should be referred to the Chief Compliance Officer.

        The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material, nonpublic information to others.

        While the law concerning insider trading is not static, it is generally understood that the law prohibits:

  •
  Trading by an insider, while in possession of material, nonpublic information, or

  •
  Trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

  •
  Communicating material, nonpublic information to others.

        The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Chief Compliance Officer.

  1.
  Who is an insider?

    The concept of "insider" is broad. It includes directors, officers and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship with a company and as a result is given access to information solely for such company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants and bank lending officers, and the employees and associates of such persons. According to the Supreme Court, the company must expect the outsider to keep the nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered a temporary insider. In addition, one who receives material, nonpublic information (a "tippee") or one who gives material, nonpublic information to another person (a "tipper") may become an insider and therefore incur liability for insider trading. Finally, and perhaps most relevant for the Code, an officer or employee of the Advisor may become an insider if material, nonpublic information is received from an insider of a company whose securities are being considered for recommendation of a purchase or sale.

  2.
  What is Material Information?

    Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in a decision to buy, hold or sell stock, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers or employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

    Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable.

  3.
  What is Nonpublic Information?

    Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the U.S. Securities and Exchange Commission or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications would be considered public.

  4.
  Penalties for Insider Trading

    Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. A Person can be subjected to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

    •
    Civil injunctions,

    •
    Treble damages,

    •
    Jail sentences of up to ten years,

    •
    Civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited,

    •
    Criminal fines (no matter how small the profit) of up to $1 million, civil penalties for the employer or other controlling person of up to the greater of $1 million or three times the profit gained or loss avoided.

    Because of the serious potential penalties against employers as well as violators, any violation of this Code of Ethics and Statement of Policies which involves insider trading can be expected to result in serious sanctions by the Advisor, including dismissal of the persons involved for cause.

        (b)   The following procedures have been established to aid the officers and employees of the Advisor in avoiding insider trading, and to aid the Advisor in preventing, detecting and imposing sanctions against insider trading. Every officer and employee of the Advisor must follow these procedures or risk serious sanctions by the Advisor including dismissal for cause, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

  1.
  Identifying Inside Information in the Context of Personal Securities Trading

    Before trading for yourself or others, including recommendations to clients of the Advisor, in the securities of a company about which you may have potential inside information, whether obtained through the Advisor's activities or not, ask yourself the following questions:

    (a)
    Is the information material? Is there a substantial likelihood that a reasonable investor would consider this information important in making his or her decision to buy, hold or sell stock? Is it reasonably certain that this information would substantially affect the market price of the securities if it were generally disclosed?

    (b)
    Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being filed with the U.S. Securities and Exchange Commission or published in Reuters, the Wall Street Journal or other such publications?

    (c)
    If your securities transactions became the subject of scrutiny, how would they be viewed after-the-fact with the benefit of hindsight? As a result, you should carefully consider how regulators and others might view your transaction in hindsight.

    If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any doubt as to whether the information is material and nonpublic, you must take the following steps:

      Report the matter immediately to the Chief Compliance Officer,

      Refrain from purchasing or selling the securities on behalf of yourself or others, including recommendations to the Advisor clients,

      Refrain from communicating the information inside or outside of the Advisor, other than to the Chief Compliance Officer, and

      After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

  (2)
  Restricting Access to Material, Nonpublic Information

  (a)
  General Procedures

    Material, nonpublic information in the possession of an officer or employee of the Advisor may not be communicated to anyone, including persons within the Advisor except to the Chief Compliance Officer as provided in Section VIII (b) of the Code or as is necessary for individuals to perform their duties at the Advisor. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be maintained in a secure manner; access to computer files containing material, nonpublic information should be restricted.

    (b)
    Contacts with Public Companies

    For the Advisor, contacts with public companies may represent an important part of its research efforts. Difficult legal issues arise, however, when, in the course of these contacts, an officer or employee of the Advisor becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Advisor must make a judgment as to its further conduct. To protect the Advisor and its clients, all officers and employees of the Advisor should contact the Chief Compliance Officer immediately if they believe that they may have received material, nonpublic information.

    (c)
    Tender Offers

    Tender Offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the

    U.S. Securities and Exchange Commission has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Officers and employees of the Advisor should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

  (3)
  Procedures Designed to Prevent and Detect Insider Trading

    The following procedures are designed to prevent and detect insider trading within the Advisor or by the Advisor's officers and employees. To prevent and detect insider trading the Chief Compliance Officer should:

    (a)
    Provide, on an annual basis an educational program to familiarize officers and employees of the Advisor with the Advisor's policies and procedures on insider trading, misuse of material, nonpublic information, reporting requirement for personal securities transaction and related matters.

    (b)
    Answer questions from officer and employees of the Advisor relating to the Advisor's policies and procedures.

    (c)
    Resolve issues of whether information received by officers and employees of the Advisor is material and nonpublic.

    (d)
    Review on an annual basis and update as necessary the Advisor's policies and procedures to reflect changes in rules or regulations.

    (e)
    When it has been determined that an officer or employee of the Advisor has material, nonpublic information on a company, the Chief Compliance Officer will take reasonable steps to (i) ensure that such information is not disseminated; and (ii) restrict officers and employees from trading in securities to which the information relates, either from their own accounts or for recommendations made by the Advisor to clients. These objectives will be served by placing the company on a "Restricted List" that will be maintained by the Chief Compliance Officer.

      While the company is on the Restricted List, no Investment Research Personnel shall recommend any purchase or sale of said Security to clients of the Advisor. The Chief Compliance Officer will be responsible for removing a particular company from the Restricted List after having received permission for such action from the Advisor's Chief Investment Officer, and will be responsible for making available the Restricted List and any updates to it to all Investment Research Personnel. The Restricted List is highly confidential and shall, under no circumstances, be discussed with or disseminated to anyone outside of the Advisor.

      Special Restricted List Procedures

      (1)
      Publicly Traded Companies for Which an Officer or Employee of the Advisor Serves as a Director

        Subject to the requirement that they disclose their position to the Chief Compliance Officer (and, in the case of Investment Research Personnel, that they obtain prior approval from the Advisor management), officers and employees of the Advisor may serve on the boards of directors of publicly traded companies. To preclude the possibility of insider trades in such companies while the Advisor may be in possession of material, nonpublic information, any publicly traded companies for which an officer or employee of the Advisor is a director shall be placed on the Restricted List and shall remain on the list until their directorship is terminated and the officer or employee of the Advisor ceases to be an insider to the company.

        While a company is on the Restricted List, each of the Advisor's officers and employees who are a member of the board of directors of the publicly traded company may engage in personal securities transactions involving the securities of such company, subject to pre-clearance that will be conditioned upon obtaining documented approval to trade from such company's management, in light of their procedures designed to prevent the misuse of material, nonpublic information by company insiders.

    (f)
    Promptly, upon learning of a potential violation of the Advisor's policies and procedures on insider trading, the Chief Compliance Officer shall prepare a written report to the Advisor's Owner with full details about the potential violation and recommendations for further action.

IX.   ANNUAL REPORTING AND CERTIFICATION

  (a)
  On an annual basis, the Chief Compliance Officer shall prepare a written report to the Owner of the Advisor setting forth the following:

  (1)
  A summary of existing procedures to detect and prevent violations of the Code,

  (2)
  Full details of any investigation, either internal or by a regulatory agency, of any possible violations of the code, the resolution of such investigations and the steps taken to prevent further violations,

  (3)
  An evaluation of the current compliance procedures and any recommendations for improvement, and

  (4)
  A description of the Advisor's continuing efforts to educate all officer and employees of the Advisor regarding the Code, including the dates of any such educational programs presented since the last report.

  (b)
  On an annual basis, all officers and employees of the Advisor are required to certify in writing that they have read and understand the Code of Ethics and Statement of Policies and recognize that they are subject thereto. In addition, all such persons are required to certify annually that they have complied with the requirement of the code and that they have reported all personal securities transactions required to be reported pursuant to the Code (see Appendix F). If an officer or employee of the Advisor has any questions pertaining to their responsibilities under the Code, they should discuss them with the Chief Compliance Officer prior to completing their annual certification statement.

X.    OTHER LEGAL AND REGULATORY MATTERS

  (a)
  Confidentiality.    All information concerning the Advisor's clients is absolutely confidential. Employees shall not disclose any confidential information at any time during or after their employment with the Advisor. Therefore, access to recommendations made to clients is limited to those individuals who must have such access to perform their duties, and such information shall not be communicated to any other person either within or outside the Advisor. The confidentiality of all client information is critical to the Advisor's reputation for excellence and integrity and maintenance of the Advisor's competitive position. In the event of questions arising with respect to the use of such information, employees should refer to the Advisors "Privacy Compliance Policies and Procedures" contained in the Compliance Manual or direct them to the Chief Compliance Officer. Unauthorized use of client lists, including but not limited to, names, address and/or phone numbers or any disclosure of confidential information can be expected to result in serious sanctions by the Advisor, including possible dismissal for cause and prosecution to the fullest extent of the laws.

  (b)
  Bankruptcy/Criminal Offenses.    The Advisor may be required to notify regulatory organizations when certain events occur regarding its officers and/or employees. Accordingly, the Chief Compliance Officer must be notified if any of the following occur with respect to an officer or employee:

  •
  Personal bankruptcy.

  •
  The bankruptcy of a corporation in which any officer or employee owns 10% or more of the securities.

  •
  Arrest, arraignment, indictment or conviction for, or the entry of a guilty or no contest plea for, any criminal offense (other than minor traffic violations).

  (c)
  Receipt of Legal Documents.    On occasion, employees may be served with legal documents (e.g., a subpoena) for the Advisor. Upon receipt of legal documents, the Advisor's Chief Compliance Officer or Owner is to be notified immediately.

  (d)
  Retention of Outside Counsel.    Officers and employees may not retain the services of outside counsel under circumstances such that the Advisor would be obligated to pay legal fees unless the Advisor's Owner has granted approval for retention for such counsel in advance.

  (e)
  Contact with Industry Regulators.    In the event of an inquiry from an industry regulator-whether via the telephone, mail or personal visit-officers and employees must contact the Advisor's Chief Compliance Officer or Owner as soon as possible for instructions.

  (f)
  Political Contributions.    The use of funds or assets of the Advisor for any unlawful or improper purpose is prohibited. This prohibition includes any contribution to any public official, political candidate or political entity, except as may be expressly permitted by law. This shall also preclude unlawful contributions through consultants, customers or other third parties, including payments where officers or employees of the Advisor know or have reason to believe that payments made to such other third parties will be used as unlawful contributions. The above prohibitions relate only to the use of partnership funds and in no way are intended to discourage officers or employees from making personal contributions to political candidates or parties of their choice. No such individual contribution will be reimbursed by the Advisor in any manner, directly or indirectly.

  (g)
  Business Conduct.    It is the policy of the Advisor to conduct business in accordance with the applicable laws and regulations of the United States and all other individual states and countries in which the Advisor operates or has any significant contacts. Unethical business practices will subject officer and employees to appropriate disciplinary action, including dismissal for cause if warranted, and may result in prosecution for violating federal, state or foreign laws. No payment (cash or otherwise) can be made (directly or indirectly) to any employee, official or representative of any domestic or foreign governmental agency, instrumentality, party, or candidate thereof, for the purpose of influencing any act, omission or decision.

  Any officer or employee with questions about or knowledge of violations of these policies must contact the Advisor's Owner.

X.    MISCELLANEOUS PROVISION

  (a)
  The Advisor shall maintain records in the manner and to the extent set forth below, and make such records available for examination by representatives of any regulatory or self-regulatory organization to the extent required by law or regulation:

  (1)
  A copy of this Code and any other code of ethics which is, or at any time within the past six years has been, in effect shall be preserved in an easily accessible place;

  (2)
  A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than six years following the end of the fiscal year in which the violation occurs;

  (3)
  A copy of each report made by an Access Person pursuant to the Code shall be preserved for a period of not less than six years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

  (4)
  A list of all persons who are, or within the past six years have been, required to make reports pursuant to the Code shall be maintained in an easily accessible place.

  (b)
  All reports of Securities transactions and any other information filed with the Advisor or furnished to any person pursuant to the Code shall be treated as confidential, but are subject to review as provided herein and by representatives of any regulatory or self-regulatory organization to the extent required by law or regulation.

  (c)
  The Owner of the Advisor may from time to time adopt such interpretations of the Code and such exceptions to provision of the Code as they deem appropriate.

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  Ex. (p)(v)
CODE OF ETHICS AND STATEMENT OF POLICIES ADOPTED BY QUANTITATIVE EQUITY STRATEGIES, LLC